Exhibit 1.4


                             IPL ACQUIRECO 2000 LTD.


                                       and


                            BIOVAIL LABORATORIES INC.


                                       and


                               BIOVAIL CORPORATION


                                       and


                          INTELLIGENT POLYMERS LIMITED


                                       and


                              IPL HOLDCO 2000 LTD.


                                       and


                               THE INVESTOR GROUP

                               (as herein defined)

--------------------------------------------------------------------------------

                                MASTER AGREEMENT
                               September 28, 2000

--------------------------------------------------------------------------------


                                STIKEMAN ELLIOTT

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE 1
                                 INTERPRETATION

Section 1.1.      Defined Terms...........................................     5
Section 1.2.      Gender and Number.......................................    10
Section 1.3.      Headings, etc...........................................    10
Section 1.4.      Currency................................................    10
Section 1.5.      Certain Phrases, etc....................................    10
Section 1.6.      Accounting Terms........................................    10
Section 1.7.      Incorporation of Schedules..............................    10
Section 1.8.      Effective Date..........................................    11

                                 ARTICLE 2
                               SUBSCRIPTIONS

Section 2.1.      Subscription for Purchased Voting Common Shares.........    11
Section 2.2.      Subscription for Purchased Class A Shares...............    11

                                 ARTICLE 3
                      TRANSFER OF IPL SPECIAL SHARES

Section 3.1.      Transfer................................................    11
Section 3.2.      Authorization...........................................    12

                                 ARTICLE 4
                             THE HOLDCO OPTION

Section 4.1.      Grant of Holdco Option..................................    12
Section 4.2.      Exercise of Holdco Option...............................    12
Section 4.3.      Option Closing..........................................    13
Section 4.4.      Indemnification.........................................    13

                                 ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES

Section 5.1.      Representations and Warranties of Biovail...............    13
Section 5.2.      Representations and Warranties of Holdco and the
                    Investor Group........................................    19
Section 5.3.      Representations and Warranties of Investors.............    20

Section 5.4.      Consequences of Breach..................................    20
Section 5.5.      Non-Waiver..............................................    20

                                    ARTICLE 6
                                     CLOSING

Section 6.1.      Effect of Closing.......................................    21
Section 6.2.      Date, Time and Place of Closing.........................    21
Section 6.3.      Closing Procedures......................................    21

                                 ARTICLE 7
                              INDEMNIFICATION

Section 7.1.      Indemnification in Favour of Holdco.....................    23
Section 7.2.      Indemnification Procedures for Third Party Claims.......    24

                                 ARTICLE 8
                          POST-CLOSING COVENANTS

Section 8.1.      IPL Purchase Option.....................................    25
Section 8.2.      Other Covenants.........................................    25
Section 8.3.      Board Covenant..........................................    26
Section 8.4.      Further Assurances......................................    26

                                 ARTICLE 9
                               MISCELLANEOUS

Section 9.1.      Notices.................................................    27
Section 9.2.      Time of the Essence.....................................    30
Section 9.3.      Announcements...........................................    30
Section 9.4.      Third Party Beneficiaries...............................    31
Section 9.5.      Joint and Several Liability.............................    31
Section 9.6.      Expenses................................................    31
Section 9.7.      Amendments..............................................    31
Section 9.8.      Waiver..................................................    31
Section 9.9.      Non-Merger..............................................    32
Section 9.10.     Entire Agreement........................................    32
Section 9.11.     Successors and Assigns..................................    32
Section 9.12.     Severability............................................    33
Section 9.13.     Governing Law...........................................    33
Section 9.14.     Counterparts............................................    33
Section 9.15.     Fees. ......................................................33

                                    SCHEDULES


Schedule 1.1      .........Acquireco Share Terms
Schedule 5.1(13)  Authorized and Issued Share Capital of Acquireco and IPL

                                MASTER AGREEMENT


     Master Agreement dated September 28, 2000 by and among IPL ACQUIRECO 2000 LTD., a corporation incorporated under the laws of the British Virgin Islands ("Acquireco"), BIOVAIL LABORATORIES INC., a corporation incorporated under the laws of Barbados ("Laboratories"), BIOVAIL CORPORATION, a corporation incorporated under the laws of the Province of Ontario ("Biovail"), INTELLIGENT POLYMERS LIMITED, a corporation incorporated under the laws of Bermuda ("IPL"), IPL HOLDCO 2000 LTD., a corporation incorporated under the laws of the Province of Ontario ("Holdco") and THOMAS HIGGINS, JOSEPH SHIER, GEORGE VESELY and 495414 ONTARIO LIMITED, a corporation incorporated under the laws of the Province of Ontario (each an "Investor" and, collectively, the "Investor Group").

WHEREAS:

1. Laboratories is at the date hereof the holder of the IPL Special Shares which it intends hereby to transfer to Acquireco in consideration of the issuance by Acquireco to Laboratories of the Purchased Non-Voting Common Shares.

2. Laboratories has given the Exercise Notice, and the board of directors of IPL has given the Directors' Notice, each as provided to be given under the IPL Bye-Laws for the purpose of effecting the exercise of the IPL Purchase Option.

3.   Laboratories is hereby subscribing for the Purchased Class A Shares.

4. Holdco is hereby subscribing for the Purchased Voting Common Shares and granting to Laboratories the Holdco Option.

5. The parties hereto wish to provide herein for the aforementioned transactions and to provide for certain other terms and conditions to govern their relationship in respect of their direct and indirect shareholdings in Acquireco and IPL, as the case may be.

NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein and in the Ancillary Agreements (the receipt and sufficiency of which is hereby acknowledged) the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION


Section 1.1.      Defined Terms.

     As used in this Agreement (including in the recitals hereto), the following terms have the following meanings:

     "Acquireco Share Conditions" means the share conditions contained in the Memorandum and Articles of Association of Acquireco attached as Schedule 1.1 hereto.

     "Affiliate" has the meaning set forth in the Business Corporations Act (Ontario).

     "Agreement" means this master agreement and all schedules and instruments in amendment or confirmation of it and the expressions "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement.

     "Ancillary Agreements" means all agreements and other instruments delivered or given pursuant to this Agreement including the Shareholder Agreement.

     "Biovail Commitment" means U.S.$141,500,000.

     "Biovail Group" has the meaning specified in Section 5.1(6)(a)

     "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Toronto, Ontario.

     "Change of Control" means in respect of a corporation the occurrence of an event as a result of which any Person (or any successor to it continuing from any amalgamation, merger or other reorganization) becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate voting power of all classes of capital of the corporation entitled to vote generally in the election of directors.

     "Claim" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to the foregoing.

     "Closing" means the completion of the transactions contemplated in Articles 2 and 3 in this Agreement.

     "Closing Date" means September 29, 2000.

     "Closing Time" means 9:00 a.m. (Toronto time) on the Closing Date, which time shall be coincident with the execution and delivery of this Agreement.

     "Development and Licence Agreement" means that certain development and licence agreement between Biovail, Laboratories and IPL dated September 30, 1997, as amended from time to time.

     "Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation, but excluding Permitted Encumbrances.

     "Engagement Letter" means that certain letter agreement dated September 25, 2000 between George Vesely, David Roffey, Thomas Higgins and Joseph Shier and Biovail.

     "Equity Commitment" means U.S.$6,500,000.

     "Exercise Notice" has the meaning specified in ARTICLE 4.2(2).

     "Financial Statements" has the meaning specified in Section 5.1(6)(c).

     "GAAP" means, at any time, accounting principles generally accepted in the United States, at the relevant time applied on a consistent basis.

     "Governmental Entity" means (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

     "Holdco Option" has the meaning specified in ARTICLE 4.1.

     "Indemnified Party" has the meaning specified in ARTICLE 4.4.

     "Indemnifying Party" has the meaning specified in ARTICLE 7.1.

     "Indemnity Letter" means that certain letter dated September 27, 2000, and delivered by Biovail to Maple Partners Financial Group Inc., George Vesely,

David Roffey, Thomas Higgins, Joseph Shier and Andrew Gaspar indemnifying such Persons in respect of certain matters.

     "Information" has the meaning specified in Section 5.1(6)(d).

     "Investor Group" has the meaning specified in the first paragraph of this Agreement and further includes any Person who is an assignee of an Investor's interest in Holdco and any such Person shall, upon such assignment, become a member of the Investor Group.

     "IPL Bye-Laws" means the bye-laws of IPL in force and effect at the date hereof.

     "IPL Common Shares" means the 3,737,500 issued and outstanding common shares in the capital of IPL.

     "IPL Purchase Option" means the option, attaching to the IPL Special Shares under the IPL Bye-Laws, to acquire all but not less than all of the issued and outstanding IPL Common Shares at a price of U.S. $39.06 (provided that such option is exercised prior to October 1, 2000).

     "IPL Special Shares" means the 12,000 issued and outstanding special shares in the capital of IPL.

     "Laws" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

     "Material Adverse Effect" means any condition, event or development which is, or in the opinion of Holdco or the Investor Group acting reasonably, could reasonably be expected to result in or represent, a material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse change) individually or in the aggregate on or in the business, affairs, operations, assets, capitalization, financial condition, rights, results of operations, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of any of the Biovail Group or IPL.

     "Material Contracts" means the Development and Licence Agreement and the services agreement dated September 30, 1997 between IPL, Laboratories, Biovail and any other contract which is material to the business, affairs, operations, assets, capitalization or financial condition of IPL.

     "Option Closing" has the meaning specified in ARTICLE 4.2(2).

     "Option Closing Date" has the meaning specified in ARTICLE 4.2(2).

     "Option Exercise Price" means the option exercise price under the Holdco Option which shall be equivalent to the Common Share Redemption Amount at the Option Closing Date (on a per share basis), as defined in the Acquireco Share Conditions.

     "Option Shares" has the meaning specified in ARTICLE 4.1(2).

     "Parties" means Acquireco, Laboratories, Biovail, IPL, Holdco and the Investor Group and any other Person who may become a party to this Agreement.

     "Permitted Encumbrances" means any one or more of the following:

     (a) Encumbrances for taxes, assessments or governmental charges or levies which are not delinquent;

     (b) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, brokers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets of the relevant Person, provided that such Encumbrances are related to obligations not due or delinquent, are not registered against title and in respect of which adequate holdbacks are being maintained as required by applicable law; and

     (c) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the relevant Person to terminate any such lease, licence, franchise, grant or permit or to require annual or other payments as a condition of this continuance.

     "Person" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

     "Prior Transactions" has the meaning specified in Section 5.1(10).

     "Products" has the meaning specified in Section 5.1(18)

     "Public Statement" has the meaning specified in ARTICLE 9.3.

     "Purchased Class A Shares" means the 141,500,000 Class A shares in the capital of Acquireco subscribed for and to be purchased hereunder by Laboratories.

     "Purchased Non-Voting Common Shares" means the 12,000 non-voting common shares in the capital of Acquireco to be issued hereunder to Laboratories.

     "Purchased Voting Common Shares" means the 6,500,000 voting common shares in the capital of Acquireco subscribed for and to be purchased hereunder by Holdco.

     "Reports" has the meaning specified in Section 5.1(6)(a).

     "Rights" has the meaning specified in Section 5.1(18).

     "Securities Authorities" means the securities regulatory authorities in the provinces of Canada, the United States, Bermuda, the British Virgin Islands, Barbados, and any other relevant jurisdiction.

     "Securities Laws" means the securities laws, regulations, rules, policy statements, notices, orders and other securities legislation of the provinces of Canada, the United States and the states thereof, Bermuda, the British Virgin Islands, Barbados and of any other relevant jurisdiction.

     "Shareholder Agreement" means the shareholder agreement entered into concurrently herewith by, Acquireco, Laboratories, Holdco and Biovail relating to certain rights and obligations of the parties thereto in respect of their holdings of shares in Acquireco.

     "Subsidiary" has the meaning specified in the Business Corporations Act (Ontario).

     "Taxes" means any federal, provincial, state, municipal or local taxes or other impositions by any Government Entity, including the following taxes and impositions: net income, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, ad valorem, business rates, transfer, profits, business, real property, gains, service, service use, withholding, payroll, employment, social security, excise, severance, occupation, premium, property, customs duties or other type of fiscal levy and all other taxes, fees, assessments, deductions, withholdings or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.

     "Term Sheet" means that certain term sheet executed by George Vesely, David Roffey, Thomas Higgins and Joseph Shier and agreed and accepted by Biovail on September 25, 2000 in respect of, among other things, the transactions contemplated herein.

Section 1.2.      Gender and Number.

     Any reference in this Agreement or any Ancillary Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

Section 1.3.      Headings, etc.

     The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4.      Currency.

     All references in this Agreement or any Ancillary Agreement to dollars, unless otherwise specifically indicated, are expressed in United States currency.

Section 1.5.      Certain Phrases, etc.

     In this Agreement and any Ancillary Agreement, the words "including" and "includes" mean "including (or includes) without limitation".

Section 1.6.      Accounting Terms.

     All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.7.      Incorporation of Schedules.

     The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.8.      Effective Date.

     Nothwithstanding the date of execution and delivery hereof or the nominal date hereof, this Agreement (and the Ancillary Agreements) shall take effect as of September 29, 2000 and all representations herein and in the Ancillary Agreements shall speak as of such effective date.


                                    ARTICLE 2
                                  subscriptionS


Section 2.1.      Subscription for Purchased Voting Common Shares.

     (1) Subject to the terms and conditions of this Agreement, Holdco hereby subscribes for and agrees to take up and pay for, and Acquireco agrees to issue and deliver to Holdco at the Closing Time, the Purchased Voting Common Shares.

     (2) The Purchased Voting Common Shares will be subscribed for, taken up and paid for by Holdco and issued by Acquireco for an aggregate subscription price equal to the amount of the Equity Commitment, representing a price of U.S.$1.00 per voting common share in the capital of Acquireco.

Section 2.2.      Subscription for Purchased Class A Shares.

     (1) Subject to the terms and conditions of this Agreement, Laboratories hereby subscribes for and agrees to take up and pay for, and Acquireco agrees to issue and deliver to Laboratories at the Closing Time, the Purchased Class A Shares.

     (2) The Purchased Class A Shares will be subscribed for, taken up and paid for by Laboratories and issued by Acquireco for an aggregate subscription price equal to the amount of the Biovail Commitment, representing a price of U.S.$1.00 per Class A share in the capital of Acquireco.


                                    ARTICLE 3
                         TRANSFER OF IPL SPECIAL SHARES


Section 3.1.      Transfer.

     Subject to the terms and conditions of this Agreement, Laboratories hereby sells, assigns and transfers to Acquireco, and Acquireco hereby purchases from Laboratories, effective as of the Closing Time, all of Laboratories' right, title and interest in and to the IPL Special Shares. As consideration for the transfer to it of the IPL Special Shares, Acquireco hereby agrees to issue to Laboratories the Purchased Non-Voting Common Shares.

Section 3.2.      Authorization.

     Laboratories hereby represents that it has given the Exercise Notice, and that the board of directors of IPL has given the Directors' Notice, each as provided to be given under the IPL Bye-Laws for the purpose of effecting the exercise of the IPL Purchase Option. Each of the Parties agrees to take whatever steps are within its power to authorize and enable Acquireco to complete the exercise of the IPL Purchase Option and to acquire the IPL Common Shares pursuant thereto.


                                    ARTICLE 4
                                THE HOLDCO OPTION


Section 4.1.      Grant of Holdco Option.

     Subject to the terms and conditions of this Agreement, Holdco hereby grants to Laboratories an irrevocable option (the "Holdco Option") to purchase from Holdco all of the voting common shares in the capital of Acquireco (including the Purchased Voting Common Shares) owned by Holdco on the Option Closing Date (as defined below) (the "Option Shares") at a purchase price per Option Share equal to the Option Exercise Price.

Section 4.2.      Exercise of Holdco Option.

     (1) The Holdco Option may be exercised by Laboratories (in whole but not in part) at any time prior to October 1, 2002 and failing exercise on or prior to such date shall expire and be of no further force or effect.

     (2) In the event Laboratories wishes to exercise the Holdco Option, Laboratories shall send a written notice (an "Exercise Notice") to Holdco (with a copy to the Investor Group) stating that it is exercising the Holdco Option, the date (the "Option Closing Date") which shall be a Business Day not later than the fifth Business Day and not earlier than the second Business Day after delivery of such notice, and the place for the closing (the "Option Closing") of such purchase.

Section 4.3.      Option Closing.

     (1) In the event of an Option Closing pursuant to Section 4.2(2), Holdco shall deliver to Laboratories the certificate evidencing the Option Shares, and Laboratories shall purchase each such Option Share from Holdco at the Option Exercise Price.

     (2) Payment of the Option Exercise Price shall be made by certified cheque or bank draft payable to Holdco or as it may direct, or with the consent of Holdco, wire transfer to an account designated by Holdco in writing of immediately available funds.

Section 4.4.      Indemnification.

     In consideration of the grant of the Holdco Option and the undertakings contained in Sections 4, 5 and 6 of the Shareholder Agreement, Laboratories shall indemnify and save harmless, on an after-Tax basis, Andrew Gaspar, Maple Partners Financial Group Inc. and its Subsidiaries, Holdco and Acquireco, their respective directors, officers, shareholders (other than Laboratories), employees, agents, consultants and lenders (including each of the Investors and his or its successors and assigns) (each an "Indemnified Party") effective as and from the Closing Time, from and against all Claims which may be made or brought against the Indemnified Party, or which it may suffer or incur, directly or indirectly, as a result of or in connection with the holding or disposition by Holdco of the shares of Acquireco other than any Claim arising by reason of a decline in the value of the investment not attributable in whole or in part directly or indirectly to any breach or misrepresentation by Biovail. The provisions governing such indemnity shall be those set forth in Article 7 mutatis mutandis.


                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES


Section 5.1.      Representations and Warranties of Biovail.

     Biovail and Laboratories hereby represent and warrant to the Investor Group and Holdco that:

     (1) Incorporation and Registration - Each of Biovail, IPL, Acquireco and Laboratories is a corporation duly incorporated and validly existing under the laws of the Province of Ontario, Bermuda, the British Virgin Islands and Barbados respectively and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted.

          Neither the nature of its business nor the location or character of the property owned or leased by Biovail, IPL, Acquireco or Laboratories requires it to be registered, licensed or otherwise qualified in any jurisdiction other than those in which it is registered other than in jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect.

     (2) Corporate Organization - Each of IPL, Laboratories, Biovail and Acquireco has all necessary corporate power, authority, capacity and right to enter into this Agreement and to complete the transactions contemplated hereby.

     (3) Enforceability of Agreement - Upon due execution and delivery of this Agreement by Holdco, this Agreement shall be a legally valid and binding agreement enforceable by Holdco against each of Laboratories, Biovail, Acquireco and IPL in accordance with its terms.

     (4) Conflicting Provisions - None of Laboratories, Biovail, Acquireco or IPL is a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery or performance of this Agreement and which default, violation, contravention or breach would constitute a Material Adverse Effect or would prevent Laboratories, Biovail, Acquireco or IPL from consummating the transactions contemplated hereby.

     (5) Consents - No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing (other than pursuant to the Securities Laws) with, or notification to any governmental agency or other regulatory authority or administrative agency or commission is required to be made or obtained by Laboratories, Biovail, Acquireco or IPL in connection with (i) the execution and delivery by Laboratories, Biovail, Acquireco or IPL of this Agreement, or (ii) the consummation by Laboratories, Acquireco or IPL of any of the transactions provided for herein, except for those which shall have been made or obtained and except for further amendments to the Schedule 13E-3A to be filed as a result of the transactions contemplated herein.

     (6)  Disclosure

          (a) Each of Laboratories and Biovail and its Affiliates (collectively, the "Biovail Group"), Acquireco and IPL has complied in all material respects with its obligations to file all forms, reports, statements, sche-dules and documents required to be filed with the Securities Authorities, including the Schedule 13E-3A Amendment No. 3 filed with the U.S. Securities & Exchange Commission (collectively, the "Reports"), each of which Reports complied in all material respects with the applicable requirements of the Securities Laws, as in effect on the date so filed. None of such Reports (including any financial statements, schedules, documents or exhibits included or incorporated by reference therein) or any other documents filed pursuant to the Securities Laws contains any misrepresentation (as defined or construed under applicable Securities Laws).

          (b) The prospectus filed on behalf of IPL and Biovail dated October 10, 1997 contained full, true and plain disclosure of all material facts relating to IPL and Biovail and did not contain any misrepresentation. All material facts relating to IPL and Biovail disclosed therein continue to be true and correct in all material respects except as disclosed in the Reports.

          (c) The audited financial statements of IPL (including any related notes thereto) for the fiscal year ended June 30, 1999 and the draft unaudited statements of IPL (including any related notes thereto) for the fiscal year ended June 30, 2000 and the audited consolidated financial statements of Biovail (including any related notes thereto) for the fiscal year ended December 31, 1999 (collectively, the "Financial Statements") which have previously been furnished to the Investor Group, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Biovail on a consolidated basis and of IPL at the dates thereof and the results of their respective operations and changes in cash flows for the periods indicated.

          (d) Information provided to the Investor Group during the period from September 22, 2000 to the date hereof concerning the transactions contemplated herein (the "Information") fairly presents the prospects of and the projected expenses of IPL for fiscal 2000 and 2001. Biovail has no reason to believe that the prospects and forecasts provided in the Information will not be achieved, subject to the risks inherent in the pharmaceutical business generally.

          (e) Except as and to the extent set forth on or contemplated by the Financial Statements, neither Biovail nor IPL has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, constitute a Material Adverse Effect.

     (7) Absence of Changes - Since June 30, 2000, except as set forth in the Reports there has not been any material adverse change in the financial condition, operations or prospects of Biovail or IPL.

     (8) Undisclosed Liabilities - None of Biovail Group, Acquireco or IPL has any outstanding liabilities or obligations, including any liabilities for Taxes, contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise, and whether contractual or otherwise, or breach of applicable Laws or infringement of proprietary rights of any third party, other than those liabilities set out in the Financial Statements, or incurred in the ordinary course of business which would, individually or in the aggregate, constitute a Material Adverse Effect.

     (9) Change of Control Provisions - A Change of Control of IPL will not create any liability on the part of IPL nor result in a breach of any Material Contract or have any other adverse effect on any such contract entered into by IPL.

     (10) Prior Transactions - All liabilities and obligations of IPL or Biovail or its Affiliates in connection with any material transaction entered into prior to September 28, 2000 including the public financing pursuant to the prospectus dated October 10, 1997 (the "Prior Transactions"), including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise, and whether contractual or otherwise, are reflected on the Financial Statements except liabilities or obligations which would not constitute, individually or in the aggregate, a Material Adverse Effect. Biovail has not received any notice from any party to or in connection with a Prior Transaction expressing an intention to claim against or otherwise rely upon any indemnification provisions in favour of such party granted by Biovail or IPL or any of its Affiliates in connection with a Prior Transaction.

     (11) Intellectual Property and Confidentiality - Each of IPL and Biovail either possesses, or has all necessary rights to use, all patents, trade names, trade-marks, processes or know-how currently used by it in connection with its busi-ness, and, all material patents and trademarks are subject to application or duly registered where required. Each of IPL and Biovail has taken all reasonable steps to preserve the confidentiality of its trade secrets.

     (12) IPL Shares - Laboratories is the sole registered owner of all of the IPL Special Shares and upon the completion of the transactions contemplated by this Agreement, Acquireco will be the sole registered and beneficial owner of all shares of IPL, in both cases free and clear of all Encumbrances. The IPL Special Shares and, to the knowledge of Laboratories, IPL Common Shares are not subject to the terms of any shareholders agreement.

     (13) Capitalization - The authorized and issued share capital of Acquireco and IPL is as set forth in Schedule 5.1(13). All of the shares of each of Acquireco and IPL have been duly and validly issued and are outstanding as fully paid and non-assessable shares of Acquireco and IPL. No options, warrants or other rights to purchase shares or other securities of Acquireco and IPL and no securities or obligations convertible into or exchangeable for shares or other securities of Acquireco and IPL have been authorized or agreed to be issued or are outstanding except as contemplated herein.

     (14) Title to the Assets - Except as identified elsewhere in this Agreement, IPL is the sole beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in assets, real and personal, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances granted under its banking arrangements with The Bank of Nova Scotia of which Holdco has been provided a copy. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the IPL's assets or any granting of any agreement or right capable becoming an agreement or option for the purchase of any of the assets.

     (15) No Joint Venture Interests, etc. - Neither IPL or Acquireco is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and IPL has no investment interests in any business owned or controlled by any third party.

     (16) Absence of Guarantees - Neither IPL or Acquireco has given or agreed to give, or is a party to or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any person, or any other commitment by which it is, or is contingently, responsible for such indebtedness or other obligations.

     (17) Material Contracts - The Material Contracts are all in full force and effect unamended and no default exists under such Material Contracts on the part of IPL or, to the knowledge of Laboratories, on the part of any other party to such Material Contracts. The Material Contracts are assignable without consent or penalty.

     (18) IPL Contracts - IPL has agreements with Laboratories and others in the Biovail Group providing IPL with a perpetual, royalty-free, exclusive and freely transferable licence and right to use the drug products described in the Information and the products derived therefrom or variations of such products which provide comparable benefits (the "Products") which provide IPL with the free and unrestricted right to fully exploit Products as contemplated in the Information in all parts of the world other than Canada (the "Rights") and pursuant to which Laboratories is required to manufacture such Products for IPL at standard cost. Such right and licence is terminable only for a failure on the part of IPL to pay for any Products ordered by IPL and manufactured and delivered by any of the Biovail Group.

     (19) Copies of Agreements, etc. - Current and complete copies of the Material Contracts have been delivered to Holdco and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of the Material Contracts.

     (20) Litigation - Except as disclosed in the Reports, there is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or, to the knowledge of Laboratories, pending or threatened against or relating to IPL, Acquireco or any of the Biovail Group before any court, Governmental Entity, commission, board, bureau, agency or arbitration panel which, if determined adversely to IPL, Acquireco or any of the Biovail Group, would, (a) materially and adversely affect the properties, business, future prospects or financial condition of IPL, Acquireco or any of the Biovail Group, (b) enjoin, restrict or prohibit the transactions contemplated by this Agreement, or (c) prevent any of the Biovail Group from fulfilling all of its obligations set out in this Agreement or arising from this Agreement, and Biovail has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in public filings of Biovail or IPL with the U.S. Securities & Exchange Commission, there is not presently outstanding against IPL, Acquireco or any of the Biovail Group any judgment, decree, injunction, rule or order of any court, Governmental Entity, commission, board, bureau, agency or arbitrator.

     (21) Constating Documents and By-laws - The constating documents and by-laws of IPL and Acquireco, including any and all amendments, have been delivered or made available to Holdco and such constating documents and by-laws as so amended are in full force and effect.

     (22) Corporate Records and Minute Books - The minute books of IPL and Acquireco include complete and accurate minutes of all meetings of the directors or shareholders of IPL and Acquireco, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors of IPL and Acquireco, are complete and accurate.

     (23) Full Disclosure - Laboratories has made available to Holdco all information relating to IPL and the Biovail Group which would be material to an investor in IPL. All information, which has been provided to Holdco is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. Without limiting the generality of the foregoing, Laboratories has not failed to disclose to the Purchaser, any fact or information which would be material to an investor in IPL.

Section 5.2. Representations and Warranties of Holdco and the Investor Group.

     Holdco and the Investors jointly and severally represent and warrant as follows to Biovail and acknowledge and confirm that Biovail is relying on such representations and warranties in connection with the entering into of this
Agreement:

     (a) Due Incorporation and Corporate Power. Holdco is a corporation duly incorporated and validly existing under the laws of Ontario and has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party;

     (b) Validity of Agreement. The execution, delivery and performance by Holdco of this Agreement and each of the Ancillary Agreements to which it is a party:

          (i) have been duly authorized by all necessary corporate action on the part of Holdco; and

          (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected.

     (c) Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which Holdco is a party have been duly executed and delivered by Holdco and constitute legal, valid and binding obligations of Holdco, enforceable against it in accordance with their respective terms.

Section 5.3.      Representations and Warranties of Investors.

     Each of the Investors represents and warrants as follows and acknowledges that Biovail is relying on such representations and warranties in connection with the entering into of this Agreement:

     (a) Such Person has the capacity to enter into, and to perform such Person's obligations under, this Agreement.

     (b) This Agreement has been duly executed and delivered by such Person and is a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

     (c) Neither the entering into of this Agreement nor the performance by such Person of such Person's obligations under this Agreement will contravene, breach or result in a default under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law to which such Person is a party or by which such Person is bound.

Section 5.4.      Consequences of Breach.

     Subject to ARTICLE 8.2, in the event that Biovail is in breach of any of the foregoing representations or warranties, which breach shall have in the reasonable opinion of Holdco a Material Adverse Effect and a material adverse effect on any of the rights of Holdco under this Agreement or the Ancillary Agreements, Holdco shall have (in addition to any other remedy available to it at law, equity or otherwise) the right to exercise any of the rights which are provided to it as of February 1, 2001 under the Shareholder Agreement, immediately upon 15 days' notice to Biovail; provided that Laboratories shall not have exercised the Holdco Option or caused the voting common shares of Acquireco to be redeemed.

Section 5.5.      Non-Waiver.

     No investigations made by or on behalf of a Party at any time or any actual or deemed knowledge of a breach of representation or warranty by Biovail shall have the effect of waiv-ing, diminishing the scope of or otherwise affecting any representation or warranty made by Biovail herein or pursuant hereto or preventing or restricting the rights of indemnity of the Indemnified Parties in respect of such breach.


                                    ARTICLE 6
                                     CLOSING


Section 6.1.      Effect of Closing.

     (a) The Closing shall not constitute a waiver by Holdco or the Investor Group of any of the representations, warranties or covenants of Laboratories, Acquireco, IPL or Biovail which are contained in this Agreement or in any Ancillary Agreement.

     (b) The Closing shall not constitute a waiver by Laboratories, Acquireco, IPL or Biovail of any of the representations, warranties or covenants of Holdco or the Investor Group which are contained in this Agreement or in any Ancillary Agreement.

Section 6.2.      Date, Time and Place of Closing.

     The completion of the transactions contemplated in Articles 2 and 3 of this Agreement shall take place at the offices of Stikeman Elliott, Suite 5300, Commerce Court West, Toronto, Ontario M5L 1B9 at the Closing Time on the Closing Date which shall be coincident with the execution and delivery of this Agreement.

Section 6.3.      Closing Procedures.

     (a) Deliveries by or on behalf of Laboratories. Laboratories shall deliver or cause to be delivered at the Closing Time to Holdco the following in form and substance satisfactory to Holdco:

          (i) certified copies of (i) the charter documents of each of Laboratories, Acquireco and IPL and extracts from the by-laws thereof relating to the execution of documents, (ii) all resolutions of the shareholders and the board of directors of each of Laboratories, Acquireco and IPL approving the entering into of, and completion of the transactions contemplated by, this Agreement and the Ancillary Agreements, and (iii) a list of the officers and directors of Laboratories, Acquireco and IPL authorized to sign agreements together with their specimen signatures;

          (ii) a certificate of status, compliance, good standing or like certificate with respect to Acquireco and IPL issued by appropriate government officials of their respective jurisdictions of incorporation;

          (iii) the Shareholder Agreement; and

          (iv) opinions of counsel to Laboratories, Acquireco and IPL.

     (b) Deliveries by or on behalf of Holdco. Holdco shall deliver or cause to be delivered at the Closing Time to Laboratories, IPL and Acquireco, as they may direct, the following in form and substance satisfactory to Laboratories, IPL and Acquireco:

          (i) certified copies of (i) the charter documents of Holdco and extracts from the by-laws thereof relating to the execution of documents, (ii) all resolutions of the shareholder and the board of directors of Holdco approving the entering into and completion of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) a list of its officers and directors authorized to sign agreements together with their specimen signatures;

          (ii) a certificate of status, compliance, good standing or like certificate with respect to Holdco issued by appropriate government official of the jurisdiction of its incorporation;

          (iii) the Shareholder Agreement; and

          (iv) an opinion of counsel to Holdco.

     (c)  Other Deliveries.

          (i) Laboratories shall deliver or cause to be delivered to Acquireco (or upon its direction) at the Closing Time: (A) a share certificate representing the IPL Special Shares accompanied by a stock transfer power; and (B) by wire transfer, payment of the subscription price of the Purchased Class A Shares payable in same day United States funds at New York;

          (ii) Acquireco shall deliver or cause to be delivered to Laboratories at the Closing Time: (A) a share certificate in proper form representing the Purchased Non-Voting Shares registered in the name of Laboratories; and (B) a share certificate in proper form representing the Purchased Class A Shares registered in the name of Laboratories;

          (iii) Acquireco shall deliver or cause to be delivered to Holdco at the Closing Time a share certificate in proper form representing the Purchased Voting Common Shares registered in the name of Holdco;

          (iv) Holdco shall deliver or cause to be delivered to Acquireco (or upon its direction) at the Closing Time, by wire transfer, payment of the subscription price of the Purchased Voting Common Shares payable in same day United States funds at New York.


                                    ARTICLE 7
                                 indemnification


Section 7.1.      Indemnification in Favour of Holdco.

     Laboratories (the "Indemnifying Party") shall indemnify and save harmless, on an after-Tax basis, each Indemnified Party effective as and from the Closing Time, from and against all Claims which may be made or brought against the Indemnified Party, or which it may suffer or incur, directly or indirectly as a result of or in connection with:

     (a) any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party or Biovail under this Agreement; or

     (b) any incorrectness in or breach of any representation or warranty of the Indemnifying Party and Biovail contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement;

     (c)  the participation by Holdco in the transactions contemplated herein;

     (d) any statement made in or omitted from any publicly filed document in connection with the transactions contemplated herein, with the exception of any statement made or omitted solely with respect to Andrew P. Gaspar, Holdco or its directors, officers or shareholders or the Investor Group;

     (e) the purchase by Holdco of the shares of Acquireco other than by reason of a decline in the value of the investment not attributed in whole or in part directly or indirectly to any breach or misrepresentation by Biovail; and

     (f) any Taxes payable by Holdco as a result of its purchase, holding or disposition of the shares of Acquireco, other than Taxes related to any amount received upon a redemption or purchase in excess of the original subscription price or by way of a fee, dividend or similar payment.

Section 7.2.      Indemnification Procedures for Third Party Claims.

     (a) In the case of Claims made by a third party with respect to which indemnification is sought, the Indemnified Party shall give prompt written notice, and in any event within 20 days, to the Indemnifying Party of any such Claims made upon it. In the event of a failure to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence and provided that, notwithstanding anything else herein contained.

     (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

     (c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

     (d) The final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party.

     (e) If the Indemnifying Party does not assume control of a Claim as permitted in subsection (b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

     (f) To the extent that any Indemnified Party is not a party to this Agreement, Holdco shall obtain and hold the right and benefit of the above-mentioned indemnity in trust for and on behalf of such Indemnified Party.

     (g) The costs of each Indemnified Party, including the reasonable legal fees and expenses, shall be for the sole account of the Indemnifying Party which shall provide to the Indemnified Party, upon its or his request, a retainer for the reasonable legal fees and expenses estimated by its or his counsel to be incurred in connection with the Claim.


                                    ARTICLE 8
                             POST-CLOSING COVENANTS


Section 8.1.      IPL Purchase Option.

     (1) Laboratories agrees to take all actions within its power necessary to enable Acquireco to have exercised and completed the purchase under the IPL Purchase Option on or before September 29, 2000.

     (2) Acquireco agrees to take all actions necessary to exercise and complete the purchase under the IPL Purchase Option on or before September 29, 2000.

     (3) In the event that Acquireco does not, for any reason, exercise and complete the purchase under the IPL Purchase Option on or before September 29, 2000, Acquireco shall immediately pay an amount equal to the Equity Commitment to Holdco, failing which payment Laboratories shall immediately pay such an amount to Holdco in full satisfaction of Acquireco's obligation to do so together with the amount referred to in Section 9.15(2). Upon such payment, Holdco shall deliver the Purchased Voting Common Shares to Acquireco for cancellation.

Section 8.2.      Other Covenants.

     (1) Biovail shall not take and shall not permit any of the Biovail Group to take any action under the Material Contracts to terminate any of the Material Contracts or which would adversely affect the rights of IPL under such contract, whether or not IPL is in default or the member of the Biovail Group has the right to take such action.

     (2) Biovail shall be conclusively deemed not to be in default of its representations and warranties contained in Sections 5.1(9), ARTICLE
          5.1 (17) and ARTICLE 5.1 (18) in the event that (a) Laboratories shall exercise the Holdco Option or cause the voting common shares of Acquireco to be redeemed prior to February 1, 2001; or (b) Biovail shall, prior to February 1, 2001, amend or cause the amendment of the contracts referred therein to confer the Rights upon IPL as described therein and take or cause to be taken all such other actions as may be necessary or desireable to ensure that IPL has the Rights described therein in a manner reasonably satisfactory to Holdco and that the representations and warranties shall otherwise be accurate in all material respects.

     (3) Commencing February 1, 2001 and in the event that Laboratories shall not have exercised the Holdco Option, Holdco shall be entitled to enjoin the use or exploitation of the Products by any of the Biovail Group and Laboratories and Biovail hereby consent to any such injunction until such time as the amendments referred to in clause (b) in the immediately preceding sentence shall have been completed and the actions referred to in clause (b) in the immediately preceding sentence shall have been taken to the reasonable satisfaction of Holdco.

Section 8.3.      Board Covenant.

     Holdco will request two representatives of Codan, an associated firm of Conyers, Dill & Pearman, and Andrew Gaspar to be appointed to the board of directors of Acquireco. Acquireco will cause Andrew Gaspar to be appointed to the board of directors of IPL.

Section 8.4.      Further Assurances.

     From time to time after the Closing Date, each Party shall at the request of any other Party execute and deliver such additional documents, transfers and other assurances as may be reasonably required to effectively complete the transactions contemplated hereunder and carry out the intent of this Agreement and any Ancillary Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS


Section 9.1.      Notices.

     Any notice, direction or other communication given under this Agreement or any Ancillary Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

          (a)     To Acquireco at:
                  Romasco Place
                  Wickhams Cay 1, P.O. Box 3140
                  Road Town, Tortola
                  British Virgin Islands

                  Attention:                       A. Guy Eldridge
                  Telephone:                       284-494-2065
                  Facsimile:                       284-494-4929

                  With a copy to:

                  Conyers Dill & Pearman
                  Romasco Place
                  Wickhams Cay 1, P.O. Box 3140
                  Road Town, Tortola
                  British Virgin Islands

                  Attention:                       A. Guy Eldridge
                  Telephone:                       284-494-4850
                  Facsimile:                       284-494-7467

          (b)     To Laboratories at:

                  Biovail Laboratories Inc.
                  c/o Chelston Park
                  Building 2, Collymore Rock
                  St. Michael BHI
                  Barbados, West Indies

                  Attention:                       Eugene Melnyk
                  Telephone:                       (246) 437-7080
                  Facsimile:                       (246) 437-7085

                  With a copy to:
                  Chancery Chambers
                  Chancery House, High Street
                  Bridgetown, Barbados, West Indies

                  Attention:                       Trevor Carmichael
                  Telephone:                       246-431-0070
                  Facsimile:                       246-431-0076

          (c)     To Biovail at:

                  Biovail Corporation
                  2488 Dunwin Drive
                  Mississauga, Ontario
                  L5L 1J9

                  Attention:                       Kenneth Cancellara, Q.C.
                                                   General Counsel
                  Telephone:                       (905) 608-8008
                  Facsimile:                       (905) 608-1261

                  With a copy to:

                  Stikeman Elliott
                  Suite 5300
                  Commerce Court West
                  Toronto, Ontario
                  M5L 1B9

                  Attention:                       Mihkel Voore/Alison Youngman
                  Telephone:                       416-869-5500
                  Facsimile:                       (416) 974-0866

          (d)     To IPL at:

                  Intelligent Polymers Limited
                  Clarendon House
                  2 Church Street
                  Hamilton, HM 11
                  Bermuda

                  Attention:                       Catherine J. Lymbery
                  Telephone:                       441-295-1422
                  Facsimile:                       441-292-4720

                  With a copy to:

                  Conyers Dill & Pearman
                  Clarendon House
                  2 Church Street
                  Hamilton Bermuda

                  Attention:                       Alan Dickson / Allison Smith
                  Telephone:                       441-295-1422
                  Facsimile:                       441-292-4720

          (e)     To Holdco at:

                  IPL Holdco 2000 Ltd.
                  42 Hoover Drive
                  Thornhill, Ontario
                  L3T 5M7

                  Attention:                       Andrew Gaspar
                  Telephone:                       (905) 764-9145
                  Facsimile:                       (905) 764-2053

                  With a copy to:

                  Osler, Hoskin & Harcourt
                  Box 50
                  1 First Canadian Place
                  Toronto, Ontario
                  M5X 1B8

                  Attention:                       Linda Robinson
                  Telephone:                       (416) 362-2111
                  Facsimile:                       (416) 862-6666

          (f)     to any of the Investors at:

                  Maple Partners Financial Group Inc.
                  Maritime Life Tower
                  Toronto Dominion Centre, Suite 3500
                  P.O. Box 328
                  Toronto, Ontario
                  M5K 1K7

                  Attention:
                  Telephone:                       (416) 350-8200
                  Facsimile:                       (416) 350-8221

                  With a copy to:

                  Osler, Hoskin & Harcourt
                  Box 50
                  1 First Canadian Place
                  Toronto, Ontario
                  M5X 1B8

                  Attention:                       Linda Robinson
                  Telephone:                       (416) 362-2111
                  Facsimile:                       (416) 862-6666

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its or his address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its or his changed address.

Section 9.2.      Time of the Essence.

     Time shall be of the essence of this Agreement.

Section 9.3.      Announcements.

     At all times prior to the Closing Time, any press release or public statement or announcement (a "Public Statement") with respect to the transaction contemplated in this Agreement shall have been made only with the prior written consent and joint approval of Biovail unless such Public Statement is required by Law or by any stock exchange, in which case the Party required to make the Public Statement shall use its reasonable best efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. After the Closing Time and prior to February 1, 2001, any Public Statement by Holdco shall be made only with the prior written consent and approval of Biovail unless the Public Statement is required by Law or by any stock exchange, in which case Holdco shall use its reasonable best efforts to obtain the approval of Biovail as to the form, nature and extent of the disclosure.

Section 9.4.      Third Party Beneficiaries.

     Except as otherwise provided in ARTICLE 7.2, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person, other than the Parties to this Agreement and Maple Partners Financial Group Inc. and Andrew Gaspar and no Person, other than the Parties to this Agreement, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Holdco is and shall be deemed to be acting as agent or trustee on behalf of and for the benefit of each of the Indemnified Parties.

Section 9.5.      Joint and Several Liability.

     Biovail shall take all steps necessary to cause Laboratories to comply with its obligations hereunder and is jointly and severally liable with Laboratories, as principal obligor and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of Laboratories contained in this Agreement and in each Ancillary Agreement.

Section 9.6.      Expenses.

     All costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein shall be paid by the Party incurring such expenses except that Laboratories agrees to reimburse each of Holdco and the Investor Group for its reasonable legal fees and expenses incurred in connection with such transactions.

Section 9.7.      Amendments.

     This Agreement may only be amended or otherwise modified by written agreement executed by the Parties.

Section 9.8.      Waiver.

     (1) No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

     (2) No failure on the part of any of the Parties to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 9.9.      Non-Merger.

     Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 9.10.     Entire Agreement.

     This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including the Term Sheet and the Engagement Letter, but excluding the Indemnity Letter. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

Section 9.11.     Successors and Assigns.

     (1) This Agreement shall become effective when executed by the Parties and after that time shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

     (2) Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Parties except that any of the Investors may assign its rights hereunder to another Person who upon such assignment shall become a member of the Investor Group for the purposes hereof.

Section 9.12.     Severability.

     If any provision of this Agreement or part thereof shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision or part thereof will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 9.13.     Governing Law.

     (1) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 9.14.     Counterparts.

     This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.15.     Fees.

     (1) Upon the Closing, Acquireco hereby agrees to pay the following fees by certified cheque or bank draft:

          (a) a fee equal to US$500,000, payable to Maple Partners Financial Group Inc. in payment for its services in arranging and structuring the payment of the Equity Commitment and the transactions contemplated herein; and

          (b) a fee equal to US$1,275,000, payable to the Investor Group and allocated among the Investors in such amounts as Holdco shall direct.

     (2) If prior to January 1, 2001, the voting common shares in the capital of Acquireco are redeemed by Acquireco or purchased under the Holdco Option, Acquireco agrees to pay to the Investor Group by certified cheque or bank draft, allocated among the Investors in such amounts as Holdco shall direct, an additional US$225,000 fee minus the amount received on such redemption or purchased in excess of the initial issue price of the Purchased Voting Common Shares, which fee shall be payable at the time of such redemption or purchase; or, if the redemption or purchase has not taken place prior to January 1, 2000, Acquireco shall pay to the Investor Group by certified cheque or bank draft, allocated among the Investors in such amounts as Holdco shall direct, a fee of

          US$225,000 payable on January 1, 2001; in all cases, in addition to that payable under Section 9.15(1).

         IN WITNESS WHEREOF the parties have executed this Master Agreement.

                             IPL ACQUIRECO 2000 LTD.



                              By: /s/ Andrew Gaspar
                                  ----------------------------------------
                                  Name: Andrew Gaspar
                                  Title: Director



                              IPL HOLDCO 2000 LTD.



                              By: /s/ Andrew Gaspar
                                  ----------------------------------------
                                  Name: Andrew Gaspar
                                  Title: President



                              BIOVAIL LABORATORIES INC.



                              By: /s/ Arlene Fong
                                  ---------------------------------------
                                  Name: Arlene Fong
                                  Title: Treasurer & Assistant Secretary



                              BIOVAIL CORPORATION



                              By: /s/ Brian Crombie
                                  ---------------------------------------
                                  Name: Brian Crombie
                                  Title: Senior Vice President and Chief
                                  Financial Officer

                          INTELLIGENT POLYMERS LIMITED



                          By: /s/ Wayne Nishimura
                              --------------------------------------------
                              Name: Wayne Nishimura
                              Title: Director



                           /s/ George Vesely
                           -----------------------------------------------
                           GEORGE VESELY


                           /s/ Joseph Shier
                           -----------------------------------------------
                           JOSEPH SHIER


                           /s/ Thomas Higgins
                           -----------------------------------------------
                           THOMAS HIGGINS

                             495414 ONTARIO LIMITED



                             By: /s/ David Roffey
                                 ----------------------------------------
                                 David Roffey
                                 President

                                  SCHEDULE 1.1

                          ACQUIRECO - SHARE CONDITIONS


The authorized capital of the Corporation shall consist of 6,500,000 Voting Common Shares, 12,000 Non-Voting Common Shares and 141,500,000 Class A Shares.

1.   Voting Rights of All Shares

     (a)  Voting of Class A Shares

     Except as required by the provisions of the International Business Companies Ordinance, 1984 (the "IBCO"), and except as provided in this clause, the holders of the Class A Shares shall not, as such, be entitled to receive notice of any meetings of the shareholders of the Corporation and shall not be entitled to attend or to vote at any such meetings. Where the IBCO entitles holders of the Class A Shares to receive notice of and to attend and vote at a meeting of the shareholders of the Corporation, the holders of the Class A Shares shall vote and be deemed to vote the Class A Shares in the manner directed by the holders of the Voting Common shares in respect of any of the following matters brought before such meeting: (i) the sale, lease or disposition of all or substantially all of the assets or property of the Corporation; (ii) the liquidation, dissolution, winding up or bankruptcy of the Corporation; (iii) the amalgamation or merger of the Corporation with any other corporation; and (iv) any other action which is in furtherance of items (i) to (iii).

     (b) Voting of Non-Voting Common Shares

     Except as required by the provisions of the IBCO, and except as provided in this clause, the holders of the Non-Voting Common Shares shall not, as such, be entitled to receive notice of any meetings of the shareholders of the Corporation and shall not be entitled to attend or to vote at any such meetings; provided, however, that until October 1, 2002, the holders of the Non-Voting Common Shares shall have the sole right to vote to cause the Corporation to redeem all outstanding Voting Common Shares. Where the IBCO entitles holders of the Non-Voting Common Shares to receive notice of and to attend and vote at a meeting of the shareholders of the Corporation, the holders of the Non-Voting Common Shares shall vote and be deemed to vote the Non-Voting Common Shares in the manner directed by the holders of the Voting Common Shares in respect of any of the following matters brought before such meeting: (i) the sale, lease or disposition of all or substantially all of the assets or property of the Corporation; (ii) the liquidation, dissolution, winding up or bankruptcy of the Corporation;
     (iii) the amalgamation or merger of the Corporation with any other corporation; and

     (iv) any other action which is in furtherance of items (i) to (iii). If there are no Voting Common Shares outstanding, the holders of the Non-Voting Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to one vote per share.

     (c) Voting of Voting Common Shares

     Except as required by the provisions of the IBCO, the holders of the Voting Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to one vote per share at all such meetings, except meetings at which only holders of another class of shares are entitled to vote; provided, however, that the holders of the Voting Common Shares shall not be entitled to vote to cause the Corporation to redeem the Voting Common Shares.

2.   Dividends

     (a) Dividend Rights of Class A Shares

     The holders of the Class A Shares, in preference and priority to the rights of the holders of the Non-Voting Common Shares and the Voting Common Shares to receive dividends and to the rights of the holders of all other shares ranking junior to the Class A Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation, out of the moneys of the Corporation properly applicable to the payment of dividends, cumulative annual dividends in the amount of 8% per annum calculated and payable in arrears on the Class A Liquidation Amount as defined herein. Such dividends shall accrue from the date of issue of the Class A Shares. The holders of the Class A Shares shall not be entitled to receive any dividend other than or in excess of the cumulative annual dividends herein provided. All dividends which the board of directors may declare on the Class A Shares shall be declared and paid in equal amounts per share on all of the Class A Shares outstanding at the time of declaration.

     (b) Dividend Rights of Voting Common Shares

     The holders of the Voting Common Shares, subject to the prior entitlement of the holders of the Class A Shares to receive the maximum amount of dividends specified above, shall be entitled to receive dividends, as and when declared from time to time by the board of directors, out of moneys of the Corporation properly applicable to the payment of dividends, and the amount per share of each such dividend shall be determined by the board of directors of the Corporation at the time of declaration; provided that, in respect of any fiscal year of the Corporation, the board of directors shall not declare and the Corporation shall not pay any dividend on the Voting Common Shares until the board of directors has declared and the Corporation has paid to the holders of the Class A Shares any accrued dividends that are payable to the holders of the Class A Shares with respect to that fiscal year; and provided further that the Corporation shall not pay any dividend on the Voting Common Shares if, after such payment, the realizable value of the assets of the Corporation, minus the amount of the Corporation's liabilities, would be less than the aggregate of the Class A Liquidation Amount of all of the outstanding Class A Shares and an amount equal to the aggregate value of the consideration for which all the Non-Voting Common Shares were issued, determined at the time of such issuance.

     (c) Dividend Rights of Non-Voting Common Shares

     The holders of the Non-Voting Common Shares, subject to the prior entitlement of the holders of the Class A Shares to receive the maximum amount of dividends specified above, shall be entitled to receive dividends, as and when declared from time to time by the board of directors, out of moneys of the Corporation properly applicable to the payment of dividends, and the amount per share of each such dividend shall be determined by the board of directors of the Corporation at the time of declaration; provided that, in respect of any fiscal year of the Corporation, the board of directors shall not declare and the Corporation shall not pay dividends on the Non-Voting Common Shares in an amount, determined on a per share basis, which exceeds the amount declared and paid, on a per share basis, on the Voting Common Shares in respect of that fiscal year of the Corporation; and provided further that, in respect of any fiscal year of the Corporation, the board of directors shall not declare and the Corporation shall not pay any dividend on the Non-Voting Common Shares until the board of directors has declared and the Corporation has paid to the holders of the Class A Shares any accrued dividends that are payable to the holders of the Class A Shares with respect to that fiscal year; and provided further that the Corporation shall not pay any dividend on the Non-Voting Common Shares if, after such payment, the realizable value of the assets of the Corporation, minus the amount of the Corporation's liabilities, would be less than the aggregate of the Class A Liquidation Amount of all of the outstanding Class A Shares.

3.   Distribution Rights of all Shares on Liquidation

     If the Corporation is liquidated, dissolved or wound-up or its assets are otherwise distributed among the shareholders by way of repayment of capital, whether voluntary or involuntary:

     (a) the holders of the Class A Shares shall be entitled to receive, before any distribution of any assets of the Corporation among the holders of the Voting Com-mon Shares and the Non-Voting Common Shares, an amount in respect of each Class A Share held, equal to the sum of:

          (i) all accrued but unpaid cumulative annual dividends (which for such purpose shall be deemed to accrue up to the date of distribution), and

          (ii) the Class A Liquidation Amount as herein defined.

     (b) the holders of the Voting Common Shares shall be entitled to receive, after any distribution to the holders of the Class A Shares but before any distribution of any assets of the Corporation among the holders of the Non-Voting Common Shares, an amount in respect of each Voting Common Share held, equal to the sum of:

          (i)  all dividends declared thereon and unpaid, and

          (ii) the Common Share Redemption Amount as herein defined.

     (c) the holders of the Non-Voting Common Shares shall be entitled to receive, after any distribution referred to in paragraph (a) or (b) above, an amount in respect of each Non-Voting Common Share held, equal to the sum of:

          (i)  all dividends declared thereon and unpaid, and

          (ii) the amount per share distributed on each Voting Common Share under subparagraph (b)(ii) above.

     (d) thereafter, the holders of the Voting Common Shares and the Non-Voting Common Shares shall be entitled to share, equally share for share, in the distribution of the remaining assets of the Corporation.

     (e)  Class A Liquidation Amount

          The "Class A Liquidation Amount" is U.S. $1.00 per share.

4.   Retraction Rights of the Class A Shares

     At any time after the date on which there are no Voting Common Shares outstanding, a holder of Class A Shares shall be entitled to require the Corporation to redeem at any time the whole or any part of such holder's Class A Shares. Upon such redemption the Corporation shall pay to such holder in respect of each share to be redeemed an amount equal to the sum of:

     (a) all accrued but unpaid cumulative annual dividends (which, for such purpose, shall be deemed to accrue up to the date of redemption); and

     (b)  the Class A Liquidation Amount as hereinbefore defined.

     A holder of Class A Shares desiring to have shares redeemed by the Corporation as herein provided shall deposit with the Corporation the certificates evidencing the shares that the holder wishes to have redeemed, together with a notice requiring the redemption of all or a specific number of such shares. The Corporation shall redeem such number of shares and pay such amount within ten (10) days after such deposit. Such payment shall be made by cheque payable at par at any branch of the Corporation's bankers. If the holder specifies in the notice requiring redemption that a part only of the Class A Shares evidenced by any deposited share certificate is to be redeemed, the Corporation shall issue and deliver to such holder, at the expense of the Corporation, a new certificate evidencing the shares which are not to be redeemed. Upon redemption and payment as aforesaid, rights to dividends on the Class A Shares redeemed shall cease and the holder thereof shall thereafter have no rights against the Corporation in respect thereof.

5.   Redemption Rights of Common Shares

     (a)  General Provisions

     The Corporation shall at any time up to October 1, 2002, if and only if it receives a request of the holders of a majority of the Non-Voting Common Shares, which request may be by vote at a meeting of all shareholders or of the holders of the Non-Voting Common Shares or by an instrument in writing signed by such a majority, upon giving ten (10) days' written notice to the holders of the Voting Common Shares, redeem no later than 10 days after delivery of such written notice all, but not less than all, of the outstanding Voting Common Shares. Upon redemption, the Corporation shall pay to the holders of all outstanding Voting Common Shares, in respect of each voting common share, an amount equal to the Common Share Redemption Amount, as herein defined.

     If a notice of redemption is given by the Corporation and if amounts sufficient to redeem the Voting Common Shares to be redeemed are deposited on or before the date fixed for redemption with any trust company or chartered bank in the British Virgin Islands which is acceptable to the holders of the Voting Common Shares acting reasonably, as specified in the notice, in trust for the holders of the Voting Common Shares to be redeemed, the holders thereof shall thereafter have no rights against the Corporation in respect thereof except, upon the surrender of certificates evidencing such shares, to receive payment therefor out of the moneys so deposited.

     (b)  Common Share Redemption Amount

     The "Common Share Redemption Amount" if a redemption of Voting Common Shares occurs prior to January 1, 2001 is U.S. $1.00 per share plus 15% per annum calculated from the date of issuance of the Voting Common Shares to the date of redemption compounded daily, and if such a redemption occurs on or after January 1, 2001, is U.S. $1.00 per share plus 35% per annum calculated from January 1, 2001 to the date of redemption compounded daily.

                                SCHEDULE 5.1(13)
                           Authorized and Issued Share
                          Capital of Acquireco and IPL



Acquireco

     Authorized:                            Issued (upon the closing)

     141,500,000 Class A Shares             141,500,000 Class A Shares
     6,500,000 Voting Common Shares         6,500,000 Voting Common Shares
     12,000 Non-Voting Common Shares        12,000 Non-Voting Common Shares

IPL                                         Issued:

US$52,000 divided into 4,000,000 Common     3,737,500 Common Shares
Shares of $0.01 per value each and          12,000 Special Shares
12,000 Special Shares of $1.00 each